                                                                     EXHIBIT 2.1



                               CONTRIBUTION AGREEMENT


                                       among


                        NATIONAL BROADCASTING COMPANY, INC.,

                                     CNET, INC.

                                        and

                                     SNAP! LLC



                              Dated as of June 4, 1998


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This Contribution Agreement (this "AGREEMENT") is made as of the 4th day of
June, 1998 by and among National Broadcasting Company, Inc., a Delaware corporation (together with its successors and permitted assigns, "NBC"), CNET, Inc., a Delaware corporation (together with its successors and permitted assigns, "CNET"), and Snap! LLC, a Delaware limited liability company (the "LLC").

                                W I T N E S S E T H:

          WHEREAS, NBC and CNET will form the LLC for the purpose of carrying out the transactions contemplated by this Agreement;

          WHEREAS, NBC and CNET have agreed, subject to the terms and conditions of this Agreement, for CNET to contribute at the Closing (as defined below) to the LLC all right, title and interest to all of the properties, assets and other rights included in the Snap! Assets (as defined below) and for the LLC to assume certain liabilities and obligations related to the Snap! Assets;

          WHEREAS, NBC and CNET have agreed, subject to the terms and conditions of this Agreement, for NBC or its Affiliate to contribute at the Closing to the LLC $5,864,197;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NBC, CNET and the LLC hereby agree as follows:


                                     ARTICLE I.

                                    DEFINITIONS

          1.1  DEFINITIONS.    (a)  As used herein, the following terms shall
have the following meanings:

          "AFFILIATE" means with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise. Even though the LLC is controlled by both CNET and NBC and is therefore an affiliate, for purposes hereof, the LLC will not be considered an Affiliate. A nonemployee director of a corporation will be deemed not to "control" such corporation.

          "BUSINESS DAY" means a day that is not a Saturday or Sunday or day on which commercial banks are authorized by law to close in San Francisco.

          "CLOSING DATE" means the actual date of Closing.

                                          1

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          "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

          "ENVIRONMENTAL PERMITS" means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect any of the Snap! Assets.

          "GAAP" means generally accepted accounting principles as currently in effect in the United States consistently applied.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "IMPLEMENTING AGREEMENTS" means, collectively, the LLC Agreement, the Transition and Technology Agreement and the Preferred Carriage Agreement.

          "LIABILITIES" means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person or entity, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

          "LIENS" means any adverse claims, liens, security interests, charges, leases, licenses or sublicenses and other encumbrances of any kind and nature.

          "LLC AGREEMENT" means the Limited Liability Company Agreement for the LLC, substantially in the form of EXHIBIT 1.1 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

          "MATERIAL ADVERSE EFFECT" with respect to NBC or CNET, means a material adverse effect on (A) the assets, liabilities, business, results of operations or condition (financial or otherwise) of (i) NBC or the LLC, in the case of NBC or (ii) CNET or the LLC, in the case of CNET or (B) the ability of such party to perform its obligations hereunder or under the Implementing Agreements to which it is a party.

          "MATERIALS OF ENVIRONMENTAL CONCERN" means any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants,

                                          2

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radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

          "PERSON" means any individual, corporation, partnership, joint venture, trust, incorporated organization, limited liability company, other form of business or legal entity or Governmental Authority.

          "SNAP! BUSINESS" means the (i) design, creation, operation, maintenance and marketing of the Snap! Site, including customized versions of the Snap! Site developed for third party distribution partners, (ii) marketing and sale of advertising or other promotional content for transmission on the Snap! Site, (iii) the provision of Snap!-branded search services and directory listings to third parties for display on third party web sites; and (iv) all business activities incidental to or required in connection with the foregoing.

          "SNAP! SITE" means the Internet site currently accessible from the World Wide Web at http://www.snap.com and any co-branded edition of such site developed for Snap! distribution partners.

          (b) As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:

         Term                                       Section
         Assumed Contracts                          Section 2.1(a)(ii)
         Assumed Liabilities                        Section 2.3(a)
         Balance Sheet                              Section 4.2(a)(i)
         Closing                                    Section 3.1
         Dispute Parties                            Section 9.4(a)
         ERISA                                      Section 4.2(l)
         Excluded Assets                            Section 2.1(b)
         Intellectual Property                      Section 2.1(a)(i)
         Interim Financial Statements               Section 4.2(a)(i)
         Lease                                      Section 4.2(f)(viii)
         Licenses                                   Section 4.2(d)
         Losses and Expenses                        Section 8.1
         Permitted Liens                            Section 4.2(b)(i)
         Plans                                      Section 4.2(l)
         Preferred Carriage Agreement               Section 3.2(c)
         Real Property                              Section 4.2(f)
         Retained Liabilities                       Section 2.3(a)
         Snap! Assets                               Section 2.1(a)
         Taxes                                      Section 4.2(p)
         Tax Authority                              Section 4.2(p)
         Tax Returns                                Section 4.2(p)
         Technology                                 Section 6.2(g)
         Transition and Technology Agreement        Section 3.2(b)

                                          3

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         Year-End Financial Statements              Section 4.2(a)(i)

                                    ARTICLE II.

                  INITIAL CONTRIBUTIONS; ASSUMPTION OF LIABILITIES

     2.1  TRANSFERS BY CNET.    (a)  At the Closing, CNET shall, and shall cause
its Affiliates to, transfer, assign and deliver to the LLC all of CNET's and its Affiliates' right, title and interest in and to the properties, assets and other rights (other than the Excluded Assets) owned or leased by, or licensed to CNET or any of its Affiliates and used exclusively in the conduct of the Snap! Business or listed on SCHEDULE 2.1(a) hereto, free and clear of all Liens other than those set forth on Schedule 4.2(b)(i) and Permitted Liens, including, without limitation, the following:

          (i) all of CNET or its Affiliates' intellectual property rights used exclusively in the conduct of the Snap! Business, including without limitation those which are listed on SCHEDULE 2.1(a)(i) and any and all rights, privileges and priorities arising under United States, state, foreign or multinational law, compact, treaty, protocol or equivalent agreement relating to the following (collectively, the "INTELLECTUAL PROPERTY"):

               (A) patents, copyrights and copyrightable works, mask works, trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, formulae, recipes, drawings, processes, engineering reports, computer applications, programs and all other computer software, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, databases, and the tangible objects in which the foregoing rights are embodied (including all computer hardware, magnetic tapes and other data processing and storage materials);

               (B) artwork, photographs, editorial materials, formats, market research data, design, development and manufacturing files, vendor and customer drawings, formulations and specifications and other similar information;

               (C) trademarks, service marks, trade names, service names, brand names, corporate names, logos, trade dress, and the goodwill of the business symbolized thereby and appurtenant thereto;

               (D) all registrations, applications, recordings, common-law rights, licenses and other third-party agreements relating to any of the foregoing;

               (E) all rights commonly known as "industrial property rights" or the "moral rights" of authors relating to any of the foregoing;

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               (F)  all rights to obtain renewals, reissues, extensions,
          continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and

               (G) any and all claims, causes of action, or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the effective date of this Agreement;

          (ii) all contracts and agreements of CNET or its Affiliates that relate exclusively to the conduct of the Snap! Business, including leases of real and personal property, license and distributorship agreements, distribution agreements, content agreements, dealer agreements, supply agreements, purchase agreements and purchase orders, outstanding quotations and agency agreements, including without limitation those listed on
     SCHEDULE 2.1(a)(ii), together with all such contracts and agreements for the conduct of the Snap! Business that are entered into in the ordinary course of business of the Snap! Business between the date hereof and the Closing Date other than in violation of Section 5.7 (the "ASSUMED CONTRACTS");

          (iii)     all leasehold interests in the real property listed on
     SCHEDULE 2.1(a)(iii), including leasehold interest in all buildings, structures and other improvements located on such real property and any additions, improvements, replacements and alterations thereto between the date of this Agreement and the Closing Date;

          (iv) all office furniture, furnishings and fixtures of CNET or its Affiliates that are used exclusively in the Snap! Business or that are located on the real property or leaseholds listed on SCHEDULE 2.1(a)(iv) and any additions, improvements, replacements and alterations thereto between the date of this Agreement and the Closing Date and all warranties and guarantees, if any, express or implied in respect of the foregoing;

          (v) all equipment, machinery and vehicles of CNET or its Affiliates used exclusively in the Snap! Business, including, without limitation, all equipment, machinery and vehicles listed on SCHEDULE 2.1(a)(v) and any additions, improvements, replacements and alterations thereto between the date of this Agreement and the Closing Date, and all warranties and guarantees, if any, express or implied in respect of the foregoing;

          (vi) all management information systems and software, customer, subscriber and vendor lists, catalogs, research material, technical information and technology used exclusively by the Snap! Business;

          (vii) all prepayments and prepaid expenses made for the Snap! Business unless the same relate to contracts or agreements that are not included in the Assumed Contracts and Assumed Liabilities;

          (viii) all advertising, promotional, marketing and other similar agreements entered into for the exclusive benefit of the Snap! Business and all sales promotion and

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     selling literature and promotional and advertising materials used exclusively by the Snap! Business;

          (ix) books, records and accounts of CNET or its Affiliates used exclusively for the Snap! Business;

          (x) all right, title and interest of CNET or its Affiliates under or in respect of the Plans and all assets relating to the Plans, if such Plans are assumed by the LLC;

          (xi)      all accounts receivable of the Snap! Business;

          (xii) all franchises, permits and non-governmental licenses or sublicenses of CNET or its Affiliates used exclusively for the benefit of the Snap! Business;

          (xiii) to the extent transferable under applicable law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from government authorities used exclusively for the benefit of the Snap! Business;

          (xiv) all telephone numbers of CNET or its Affiliates used for the exclusive benefit of the Snap! Business;

          (xv) all inventories, raw materials, office supplies, production supplies, packaging materials and other supplies, spare parts, work in process, goods consigned to third parties, finished goods and other tangible property used exclusively by the Snap! Business of any kind;

          (xvi) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind of CNET or its Affiliates arising out of or held for the exclusive benefit of the Snap! Business (other than those related to Excluded Assets or Excluded Liabilities);

          (xvii) all goodwill of the Snap! Business as a going concern including, without limitation, all goodwill associated with the Intellectual Property; and

          (xviii)   all other properties, assets and rights owned by CNET or its
     Affiliates which are used exclusively in the Snap! Business (other than those related to Excluded Assets or Excluded Liabilities).

For purposes of this Section 2.1, references to "exclusive" use of an asset or right in the Snap! Business will include assets or rights that are used on an isolated or incidental basis outside of the Snap! Business (so that all such assets or other rights will be sold, conveyed, assigned, transferred and delivered to the LLC in accordance with this Section 2.1(a)). The assets being sold, conveyed, assigned, transferred and delivered to the LLC by CNET and its Affiliates hereunder are sometimes hereinafter referred to as the ("SNAP! ASSETS").

          (b) Notwithstanding anything to the contrary herein, all of CNET's right, title and interest in and to all of the following properties, assets and other rights (the "EXCLUDED ASSETS") shall be excluded from the Snap! Assets and shall not be transferred to the LLC:

          (i) such properties and assets as shall have been disposed of not in violation of Section 5.7 hereto;

          (ii) the corporate and company books and records of CNET, including minute books and stock ledgers, and copies of business records included in the Snap! Assets transferred to the LLC that are reasonably required by CNET or any Affiliate in order to permit CNET or any Affiliate to prepare any tax return or other filing or report to be made after the Closing Date;

          (iii)     any trademarks, service marks or trade names incorporating
     "CNET";

          (iv) all claims, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims, cross claims and defenses of any kind related to other Excluded Assets or Excluded Liabilities;

          (v) all right, title and interest of CNET or its Affiliates under or in respect of the Plans which are not included in the Assumed Liabilities; and

          (vi) all cash and cash equivalents of CNET and its Affiliates, whether or not identified with the Snap! Business; and

          (vii) all of CNET's and its Affiliates' assets which are not used exclusively in the Snap! Business except those listed on SCHEDULE 2.1(a) or on any Schedule under Section 2.1.

     2.2 CLOSING CONTRIBUTION OF NBC. At the Closing, NBC shall transfer to the LLC as an equity contribution $5,864,197 in cash.

     2.3  ASSUMPTION OF LIABILITIES BY THE LLC.    (a)  On and after the Closing
Date, the LLC will, pursuant to an assumption agreement in a form reasonably satisfactory to NBC and CNET, assume and agree to pay, perform and discharge when due, any and all of the following Liabilities and obligations of CNET or its Affiliates other than the Retained Liabilities (collectively, the "ASSUMED LIABILITIES"):

          (i) subject to Section 2.6 below, CNET's or its Affiliate's trade payables and accrued current expenses relating exclusively to the Snap! Business incurred or accrued in the ordinary course of business and consistent with past practice prior to Closing that are not past due; and

          (ii) all Liabilities of CNET or its Affiliates arising under the Assumed Contracts assigned to the LLC hereunder (other than Liabilities attributable to any failure by CNET or its Affiliates to comply with the terms thereof).

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Except as set forth in this Section 2.3(a), the LLC will assume no other
Liabilities or obligations of CNET or its Affiliates. All Liabilities and obligations of CNET and its Affiliates that are not Assumed Liabilities are referred to herein as "RETAINED LIABILITIES."

          (b) Without limiting the generality of Section 2.3(a), each of the following is a "Retained Liability":

          (i) any of CNET's obligations as a party hereunder and all fees, expenses and other obligations and liabilities incurred by CNET in connection with the negotiation, execution and delivery of this Agreement, the Implementing Agreements and the other documents contemplated hereby and thereby;

          (ii) any Liability arising from (A) any indebtedness for borrowed money of CNET or its Affiliates and (B) any purchase money indebtedness, except for current trade payables incurred in the ordinary course of business consistent with past practice prior to Closing that are not past due;

          (iii) any Liability of CNET or its Affiliates for Taxes relating to the period prior to the Closing, except (subject to Section 2.6 below) for payroll taxes accrued with respect to employees employed exclusively in the Snap! Business in the ordinary course of business and consistent with past practice prior to the Closing that are not past due;

          (iv) any Liability or obligation of CNET arising from, or in connection with, the ownership of the Snap! Assets or the conduct of the Snap! Business by CNET or any other Person prior to the Closing Date, except (subject to Section 2.6 below) current Liabilities as of the Closing Date incurred in the ordinary course of business arising out of or relating to any the Snap! Assets or the conduct of the Snap! Business;

          (v) any Liability arising out of or related to past, present or future litigation arising out of or relating to the ownership of the Snap! Assets or the conduct of the Snap! Business by CNET or any other Person prior to the Closing Date, whether the relevant cause of action is commenced before, on or after the Closing Date;

          (vi) any Liability of any other division of CNET or any Affiliate;

          (vii) all obligations and Liabilities arising out of or relating to the Plans or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which CNET or any of its Affiliates is or was a member, or with respect to which CNET or its Affiliate or such controlled group member has any Liability;

          (viii) any Liability or obligation relating to workers compensation claims which are filed on or before the Closing Date or which are filed after the Closing Date and which relate to occurrences or events on or before the Closing Date;

          (ix) any claim, Liability or obligation to the extent such claim, Liability or obligation arises out of or relates to Materials of Environmental Concern existing on, at or under any Snap! Asset before the Closing Date, or otherwise arises from, or in connection with, the conduct of the Snap! Business or the ownership of the Snap! Assets by CNET or its Affiliates or any other Person prior to the Closing Date; and

          (x) any obligations or Liabilities arising out of or relating to all claims and causes of action under federal, state and/or municipal civil rights and/or employment law statutes arising prior to the Closing Date.

     2.4  INITIAL EQUITY OWNERSHIP AT THE CLOSING.    (a)  In consideration for
CNET transferring, or causing to be transferred, to the LLC the Snap! Assets pursuant to Section 2.1 hereof, at the Closing CNET will have an initial equity interest of eighty-one percent (81%) of the interests of the LLC.

          (b) In consideration for NBC contributing $5,864,197 to the LLC pursuant to Section 2.2 hereof, at the Closing NBC will have an initial equity interest of nineteen percent (19%) of the interests of the LLC.

          (c) In the event that the Closing does not occur and this Agreement is terminated pursuant to Section 7.1, CNET and NBC shall promptly liquidate and dissolve the LLC.

     2.5  INITIAL CAPITAL ACCOUNTS.    (a)  In consideration of the transfer of
the Snap! Assets at the Closing subject to the Assumed Liabilities, at the Closing CNET will receive a credit to its capital account of the LLC of $25,000,000.

          (b) In consideration for NBC's equity contribution of $5,864,197 in cash, at the Closing NBC will receive a credit to its capital account of the LLC of $5,864,197.

     2.6 WORKING CAPITAL. CNET shall cause the current liabilities (determined in accordance with GAAP) assumed by the LLC at Closing to not exceed the current assets (determined in accordance with GAAP) transferred by CNET to the LLC at Closing by more than $50,000; PROVIDED that current liabilities arising between the date hereof and the Closing with respect to expenditures incurred after the date hereof for the items listed on SCHEDULE 5.7 hereto in the amounts listed on
SCHEDULE 5.7 hereto and any other additional amounts as may be agreed to by NBC prior to the incurrence or assumption of such expenditures shall not be included as current liabilities in such calculation. To the extent that such current liabilities exceed such current assets by more than $50,000, at the Closing CNET will, as part of its initial capital contribution to the LLC (and without receiving any additional interest to the LLC or credit to its capital account), pay to the LLC an amount in cash equal to such excess. At the option of CNET, in lieu of paying cash, CNET may offset any shortfall up to $250,000 against amounts payable by the LLC under the Technology and Transition Agreement.

                                    ARTICLE III.

                                      CLOSING

     3.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the time and location agreed upon by the parties on the second Business Day after the satisfaction of the conditions set forth in Section 6.1 hereof, or at such other time and place as may be mutually agreed to by the parties hereto.

     3.2 IMPLEMENTING AGREEMENTS. On the Closing Date the relevant parties shall enter into the following agreements:

          (a)       the LLC Agreement;

          (b) an agreement (the "TRANSITION AND TECHNOLOGY AGREEMENT") providing for the provision by CNET of certain transition services to the LLC and the licensing to the LLC of certain technology and other intellectual property, substantially in the form set forth as EXHIBIT 3.2(b) attached hereto; and

          (c) a preferred carriage agreement (the "PREFERRED CARRIAGE AGREEMENT") providing for certain agreements with respect to carriage substantially in the form set forth as EXHIBIT 3.2(c) attached hereto.


                                    ARTICLE IV.

                           REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each of NBC and CNET represents and warrants to the other party as follows:

          (a) DUE ORGANIZATION. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own, lease and operate its properties and to conduct its business as now conducted by it. Such party has all requisite power and authority to enter into this Agreement and the Implementing Agreements to which it is a party and to perform its obligations hereunder and thereunder.

          (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by such party of this Agreement and the Implementing Agreements to which it is a party and the consummation by such party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such party. This Agreement has been, and each of the Implementing Agreements to which it is a party will on the Closing Date be, duly executed and delivered by such party and constitutes or, in the case of the Implementing Agreements, upon execution thereof will constitute, a valid and legally binding obligation of such party, enforceable against it in accordance with its terms.

          (c) NO GOVERNMENT APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as described in SCHEDULE 4.1(c), the execution, delivery and performance of this Agreement and the Implementing Agreements by such party and the consummation by such party of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any provision of the charter or bylaws of such party, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) require the consent or approval of any Person (other than a Governmental Authority) or violate or conflict with, or result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of the Snap! Assets under, any of the terms, conditions or provisions of any contract or license to which such party is a party or by which it or its assets or property are bound, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to such party; other than any consents and approvals the failure of which to obtain and any violations, conflicts, breaches defaults and other rights set forth pursuant to clauses (ii), (iii) and (iv) above which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (d) CERTAIN FEES. Neither such party nor its officers, directors or employees, on behalf of such party, has employed any broker or finder or incurred any other Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby; except that NBC has employed and will pay all fees and expenses of BT Alex Brown.

     4.2 REPRESENTATIONS AND WARRANTIES OF CNET. CNET represents and warrants to NBC and the LLC as follows:

          (a)       FINANCIAL INFORMATION, LIABILITIES.

          (i) The unaudited balance sheets of the Snap! Business as at December 31, 1997 (such latest balance sheet being referred to herein as the "BALANCE SHEET") and the related statements of operations and cash flows for the period ending on December 31, 1997, copies of which have been furnished to NBC and which are attached hereto as SCHEDULE 4.2(a)(i)(A), present fairly in all material respects the financial condition of the Snap! Business as at December 31, 1997, and the results of its operations for the period ending on December 31, 1997 (the "YEAR-END FINANCIAL STATEMENTS"). The unaudited balance sheet of the Snap! Business as at March 31, 1998 and the related statements of operations and cash flows of the Snap! Business for the three-month period then ended, copies of which have been furnished to NBC and which are attached hereto as SCHEDULE 4.2(a)(i)(B), present fairly in all material respects the financial condition of the Snap! Business as at March 31, 1998 and the results of its operations for the three-month period ending on March 31, 1998 (the "INTERIM FINANCIAL STATEMENTS"). Neither CNET nor any of its Affiliates had with respect to the Snap! Business, at December 31, 1997, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment not reflected in the Balance Sheet or otherwise disclosed in the Schedules to this Agreement.

          (ii) Except to the extent set forth in the Balance Sheet, the Snap! Business does not have any Liabilities or obligations (absolute, accrued, contingent or otherwise), whether due or to become due which would be required, in accordance with GAAP, to be set forth on a consolidated balance sheet of the Snap! Business, other than any such Liabilities or obligations incurred since December 31, 1997 in the ordinary course of business consistent with past practice.

          (b) TITLE AND CONDITION OF PROPERTIES, ABSENCE OF LIENS. Except as specifically disclosed on the Schedules:

          (i) CNET and its Affiliates have, and the LLC on the Closing Date will receive, good and marketable title to all personal property (tangible and intangible), constituting Snap! Assets, free and clear of all Liens, except (1) with respect to Snap! Assets leased, licensed or not owned by CNET and its Affiliates or other contractual rights of CNET and its Affiliates (and which are not reflected on the Balance Sheet as owed) for contractual restrictions or claims on such Snap! Assets pursuant to the lease, license or other Assumed Contract relating to such Snap! Assets and restrictions imposed by any law or regulation with respect to licenses, permits, copyrights, trademarks and the like; (2) with respect to Snap! Assets in which third parties have been granted license rights pursuant to Assumed Contracts, any contractual restrictions or claims pursuant to such Assumed Contracts; (3) Liens disclosed on SCHEDULE 4.2(b)(i), which (unless otherwise disclosed on SCHEDULE 4.2(b)(i)) will be released prior to the Closing; and (4) statutory liens of landlords, carriers, warehousemen, and other liens imposed by law incurred in the ordinary course of business for amounts not then delinquent ("PERMITTED LIENS").

          (ii) All tangible Snap! Assets taken as a whole are in good operating condition and state of repair (ordinary wear and tear excepted) other than machinery and equipment temporarily out of repair or out of service for routine maintenance in the ordinary course of the Snap! Business, and, together with the rights granted to the LLC by CNET under the Implementing Agreements, are adequate and sufficient for the current operations of the Snap! Business and conform to all applicable laws, statutes, ordinances and regulations.

          (c) COMPLIANCE WITH LAW AND REGULATIONS. To CNET and its Affiliates' knowledge, CNET and each of its Affiliates is complying with all laws, statutes, rules, regulations, ordinances, decrees or orders of any federal, state, local or foreign authority applicable to the Snap! Business, including, without limitation, zoning, wage and hour, equal employment opportunity or occupational safety and health laws or regulations, and CNET and each Affiliate has and holds all governmental permits and authorizations necessary to entitle it to own and operate the properties of the Snap! Business and to conduct the operations of the Snap! Business. There are no proceedings pending or, to the knowledge of CNET and its Affiliates, threatened, or any notices received, with respect to a violation of any such law, rule, regulation, decree or order or which might result in the revocation, cancellation, suspension or adverse modification of any such governmental permits or authorizations.

          (d) LICENSES AND GOVERNMENT APPROVALS. SCHEDULE 4.2(d) includes all material licenses, permits, approvals, consents, certificates of public convenience, orders, franchises and other authorizations of any federal, state, local or foreign governmental authority ("LICENSES") possessed by or granted to CNET and its Affiliates with respect to the Snap! Business or the Snap! Assets. Except as disclosed on SCHEDULE 4.2(d), neither CNET nor any of its Affiliates is aware of any impediment to the renewal of such Licenses. All such Licenses are valid and in full force and effect and no proceeding is pending or threatened seeking the suspension, modification, revocation or limitation of any such License. No other Licenses are required to permit the continued operation after the date hereof of the Snap! Business as now conducted, except where the failure to have such License, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (e)       CONTRACTS, LIST OF PROPERTIES, PERMITS AND OTHER DATA.
SCHEDULE 4.2(e) hereto accurately lists the following contracts, leases, agreements, plans and arrangements, whether written or oral, express or implied, or having any other legally binding basis undertaken by or for the Snap! Business and to which CNET or any of its Affiliates is a party or by which they or any of their property is bound:

          (i) any such contract, lease, agreement, plan or arrangement involving commitments to others to make capital expenditures or purchases or sales involving $25,000 or more in any one case except commitments which may be terminated without Liability or penalty by the LLC on not more than 30 days' notice;

          (ii) any such contract, lease, agreement, plan or arrangement relating to any direct or indirect indebtedness for borrowed money (including but not limited to loan agreements, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements, and other security arrangements with respect to personal property with a value in excess of $25,000 in each instance used or owned by CNET and its Affiliates;

          (iii)     any such lease for Real Property;

          (iv) any such contract, lease, agreement, plan or arrangement with or for the benefit, directly or indirectly, of any business or operation of CNET or any Affiliate of CNET that is not included within the Snap! Business and that is also for the benefit, directly or indirectly of the Snap! Business;

          (v) any contract containing covenants limiting the freedom of the Snap! Business to compete in any line of business with any person or in any area or territory;

          (vi) any license agreement, either as licensor or licensee, or any other agreement of any type relating to any of the patents, trademarks or trade names or other assets listed on SCHEDULE 2.1(a)(i) hereto;

          (vii) any contract or arrangement of any kind whatsoever, whether exclusive or otherwise, containing expressed terms and conditions with any sales agent, representative, franchisee or distributor of any of the products of the Snap! Business;

          (viii) any contract or arrangement of any kind whatsoever which requires the payment of royalties in connection with the Snap! Business; and

          (ix) any other legally binding contract, lease, agreement, plan or arrangement not of the type covered by any of the other items of this
     Section 4.2(e) which is not in the ordinary course of business or which is material to the business, operations, properties, Liabilities or condition (financial or otherwise) of the Snap! Business.

True and complete copies of all documents (including all amendments thereto and waivers in respect thereof) referred to in the foregoing Schedules have been delivered or made available to NBC. Summaries of all oral contracts listed on the foregoing schedules previously provided to NBC are correct and do not omit to state any fact necessary to make the statements therein complete or not misleading. All contracts, agreements, leases, licenses, sublicenses, permits and franchises referred to in such Schedules are in full force and effect on the date of this Agreement. Neither CNET nor any of its Affiliates is (and to the knowledge of CNET and its Affiliates, no other party thereto is) in breach or default in the performance of any obligation thereunder, and, to the knowledge of CNET and its Affiliates, no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder or any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. SCHEDULE 4.2(e) sets forth all consents required to transfer or assign to the LLC any contract, lease, agreement, plan or arrangement listed on such SCHEDULE 4.2(e). CNET has previously delivered to NBC its standard form of the Advertising Insertion Contracts and the related terms and conditions.

          (f) REAL ESTATE. There is no real property relating to the Snap! Business owned by CNET. With respect to the real property leased by CNET or its Affiliates pursuant to any real estate leases included within the Snap! Assets ("REAL PROPERTY"), except as disclosed on such Schedules:.

          (i) CNET and its Affiliates have and good and valid leasehold interests in all such Real Property, in each case free and clear of all Liens except for Permitted Liens and as set forth on SCHEDULE 4.2(f).

          (ii) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of CNET and its Affiliates, threatened against the Real Property.

          (iii) Except as disclosed on SCHEDULE 4.2(f), to the knowledge of CNET and its Affiliates, all of the Real Property is occupied under a valid and current certificate of occupancy or similar permit, if required, the sale of the Snap! Assets hereunder will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the Real Property from being occupied and used by the LLC after the Closing Date in the same manner as before.

          (iv) All improvements on the Real Property constructed by or on behalf of CNET and its Affiliates or any other person were constructed in compliance with all then applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such Real Property, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (v) All improvements on the Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals and, to the knowledge of CNET, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property by CNET and its Affiliates are required by any governmental agency having jurisdiction over the Real Property, it being understood that CNET and its Affiliates make no representation concerning the transferability of CNET and its Affiliates' existing licenses and permits or those which the LLC may be required to obtain, except for any violation or any failure to hold any permit, license or certificate that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (vi) CNET and its Affiliates enjoy peaceful and quiet possession of each parcel of Real Property, and there is not under any lease of any of the leased Real Property (a "LEASE") any default by CNET and its Affiliates thereunder or any condition which notice or the passage of time or both would constitute such a default, and neither CNET nor any of its Affiliates have received notice asserting the existence of any such default or condition, and CNET and its Affiliates have no knowledge of any default under any Lease by the landlord thereunder, in each case except for defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (vii) The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

          (g) LEGAL PROCEEDINGS. Except as disclosed in SCHEDULE 4.2(g), there is no litigation, proceeding or governmental investigation to which CNET or any of its Affiliates is a party pending or, to the knowledge of CNET and its Affiliates, threatened against any of them that relates to the Snap! Business, the Snap! Assets, the Assumed Liabilities or the transactions contemplated by this Agreement which could, either individually or in the aggregate, result in a Material Adverse Effect or which seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby. Neither CNET nor any of its Affiliates is in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against CNET or its Affiliates or with respect to the Snap! Business or any of the Snap! Assets, except for such violations which could not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of CNET and its Affiliates, there are no facts which would provide a basis for any successful prosecution of any such litigation, proceeding or investigation.

          (h) INSURANCE. The properties and assets of CNET and its Affiliates which are of an insurable character and are used in the Snap! Business are insured against loss or damage by fire or other risks, and CNET and its Affiliates maintain liability insurance, to the extent and in the manner and covering such risks as is customary or reasonable for companies engaged in a business similar to the Snap! Business or owning assets similar to the Snap! Assets. The coverage under each such policy and binder is in full force and effect, and no notice cancellation or nonrenewal with respect to any such policy or binder has been received by CNET and its Affiliates. SCHEDULE 4.2(h) lists insurance maintained by CNET and its Affiliates on the Snap! Assets and with respect to the employees and representatives of the Snap! Business and the operations of the Snap! Business.

          (i) LABOR. Except as set forth on SCHEDULE 4.2(i), (i) there have been no labor strikes, grievances, slow-downs, work stoppages, administrative, arbitration or court proceedings or other material labor controversies or disputes during the past three (3) years, nor is any such strike, grievance, slow-down, work stoppage administrative, arbitration or court proceeding or other material labor controversy or dispute pending or, to the knowledge of CNET and its Affiliates, threatened between CNET or its Affiliates, on the one hand, and any of the employees, prospective employees, former employees, retirees or labor unions now employed or formerly employed by the Snap! Business, on the other hand, or affecting the Snap! Business, (ii) no unfair labor charges or complaints have been filed against CNET or any of its Affiliates with respect to its operations related to the Snap! Business, and neither CNET nor any of its Affiliates has received any notice or communication reflecting an intention or a threat to file any such charges or complaints,
(iii) neither CNET nor any of its Affiliates is party to any labor contract, collective bargaining agreement contract, letter of understanding or, to CNET and its Affiliates' knowledge, any other agreement, formal or informal with any labor union or organization respecting the operation of the Snap! Business, nor are any of the employees of the Snap! Business represented by any labor union or organization nor have there been any labor union organizing activities at the facilities of the Snap! Business within the last three (3) years, (iv) CNET and each of its Affiliates has paid in full to all of its employees now employed or formerly employed by the Snap! Business all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees, except for accrued compensation not yet payable under the ordinary payroll practices of the Snap! Business, (v) neither CNET nor any of its Affiliates has closed any facility, effectuated any layoffs within the meaning of the Worker Adjustment & Retraining Notification Act of employees or implemented any early retirement, separation or window program within the past three years with respect to its operations related to the Snap! Business, nor has CNET nor any of its Affiliates planned or announced any such action or program relating to the Snap! Business for the future, (vi) no promises of benefit improvements under the Plans have been made by CNET or any Affiliate thereof to any employee now employed or formerly employed by the Snap! Business, and (vii) neither CNET nor any of its Affiliates is party to any written and/or undisclosed severance benefit applicable to any employees of the Snap! Business except as referred to in
SCHEDULE 4.2(i). Except as disclosed in SCHEDULE 4.2(i), between April 1, 1998 and the date hereof, no person employed by the Snap! Business was transferred to any other business or operation of CNET or any of its Affiliates.

          (j) ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Balance Sheet were, as of the date thereof, valid receivables of the Snap! Business arising in the ordinary course of business. Except as disclosed in
SCHEDULE 4.2(j), no person or entity has any lien on such receivables or any part thereof, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables and to the knowledge of CNET and its Affiliates such receivables are not subject to any valid counterclaims or setoffs.

          (k) INTELLECTUAL PROPERTY. CNET and its Affiliates have, and will transfer to the LLC on the Closing Date, good and marketable title to all the Intellectual Property, free and clear of all Liens, except for contractual rights, restrictions or claims arising under the Assumed Contracts. Except as disclosed in SCHEDULE 4.2(g), no claims have been asserted against CNET or any of its Affiliates to the effect that the use of the Intellectual Property by CNET or its Affiliates infringes on any intellectual property of any other person. The use of all Intellectual Property by CNET and its Affiliates and all other intellectual property used in the Snap! Business and (assuming all required third party consents set forth on SCHEDULE 4.1(c) are obtained), by the LLC in connection with the operation after the Closing of the Snap! Business in the manner currently operated does not (and will not, as of the Closing Date) infringe on the rights of any Person. To the knowledge of CNET, there is no infringing use of the Intellectual Property by any other Person, either within or outside the United States, except such use that individually or in the aggregate does not have a Material Adverse Effect. CNET and its Affiliates own or have a license to use all Intellectual Property used in the Snap! Business as presently conducted. Except as set forth in SCHEDULE 4.2(k), CNET and its Affiliates have conducted the Snap! Business in compliance with all applicable licenses, know how or other proprietary rights of others, the failure to comply with which could, individually or in the aggregate, have a Material Adverse Effect.

          (l)       EMPLOYEE BENEFIT PROGRAMS.  Except as otherwise provided in
SCHEDULE 4.2(l):

          (i) SCHEDULE 4.2(l) sets forth all of the "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, change-in-control, incentive, deferred compensation and severance policies, plans and arrangements, and all other employee benefit, fringe benefit plans and programs maintained or contributed to by CNET and its Affiliates with respect to current or former employees of the Snap! Business (the "PLANS"). CNET and its Affiliates have provided or made available to NBC (a) a copy of each of the Plans, including all amendments thereto, (b) any trust agreements thereunder, (c) each summary plan description, (d) the most recent favorable determination letter issued by the Internal Revenue Service, if applicable, and (e) for each applicable year, the Form 5500 and attached schedules, audited financial statements, and actuarial valuation reports.

          (ii) To the knowledge of CNET and its Affiliates, each Plan is in all material respects, in compliance with the applicable requirements of law, including, if applicable,

     ERISA and the Code, and has been established and administered in accordance with its terms.

          (iii) Each Employee Pension Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, and, to the knowledge of CNET and its Affiliates, no facts or circumstances exist which would cause any of such favorable determination letters to be revoked. In addition, to the knowledge of CNET and its Affiliates, no such Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), and to the knowledge of CNET and its Affiliates, no "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any such Plan.

          (iv) Except as set forth in SCHEDULE 4.2(l), and to the knowledge of CNET and its Affiliates, no plan or arrangement exists which would be reasonably likely to result in the payment to any employee or former employee of the Snap! Business of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Snap! Business as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code, and there are no contracts, agreements or other arrangements which would be reasonably likely to result in the payment to any such employee of an "excess parachute payment" as that term is used in Section 280G of the Code.

          (v) Except as set forth in SCHEDULE 4.2(l), neither CNET nor any of its Affiliates has contributed to or participated in any pension plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA, or in any "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA, in respect of Snap! Business employees.

          (vi) To the knowledge of CNET and its Affiliates all contributions with respect to employees of the Snap! Business required to be made on or prior to Closing under the terms of any Plan have been (or will by Closing be) timely made by CNET and its Affiliates.

          (vii) There are no pending or, to the knowledge of CNET and its Affiliates, threatened claims (other than with respect to benefits in the normal course), lawsuits, investigations, administrative proceedings or other actions arising out of, or in connection with the operation or administration of any Plan with respect to the Snap! Business covered in
     (g).

          (m) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1998 and except as otherwise disclosed herein or set forth in SCHEDULE 4.2(m) or the other Schedules hereto, there has not been (i) any Material Adverse Effect with respect to the Snap! Business, the Snap! Assets, the Assumed Liabilities or in the condition (financial or other) or results of operations of the Snap! Business, provided that operating losses in all material respects in accordance with the Snap! Business business plan previously provided to NBC experienced by the Snap! Business will not, in and of themselves, be deemed to constitute such a Material Adverse Effect, (ii) any material damage, destruction or loss relating to the Snap! Business or the Snap! Assets, whether or not insured, (iii) any Liability created or incurred which the LLC will assume under Section 2.3 hereof except for Liabilities accruing after March 31, 1998 in the ordinary course of business in a manner consistent with past practice and, to the extent applicable, the requirements of Section 5.7, (iv) any Lien created on any Snap! Asset except Permitted Liens, (v) any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to any of the Snap! Business's employees, except for normal compensation adjustments in the ordinary course of business and consistent with past practice, (vi) any capital expenditures or commitment to make any such expenditures with respect to the Snap! Assets or as to which the will become obligated after the Closing pursuant to Section 2.3 hereof except (A) with respect to any such expenditures or commitments incurred prior to the date hereof, to the extent such expenditures and commitments do not exceed $25,000 in the aggregate and (B) with respect to any such expenditures or commitments incurred on or after the date hereof as permitted under Section 5.7, (vii) any rights of substantial value knowingly waived with respect to the Snap! Assets or the Snap! Business or (viii) any sale or transfer of any Snap! Assets other than dispositions of inventory and obsolete or worn out equipment in the ordinary course of business. Since March 31, 1998, other than acts relating to the transactions contemplated by this Agreement, the Snap! Business has been conducted in all significant respects only in the ordinary course, consistent with past practice and, to the extent applicable, Section 5.7. Since March 31, 1998 the Snap! Business has paid all trade payables, accrued expenses and payroll taxes in accordance with past practice and all applicable terms thereof and legal requirements.

          (n) ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.2(n), with respect to the Snap! Business and the Snap! Assets, and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) CNET and each of its Affiliates complies and has complied in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with and has possessed and complied with all Environmental Permits; (ii) there are and have been no Materials of Environmental Concern, or, to the knowledge of CNET and its Affiliates other conditions, at any property owned or leased by CNET or its Affiliates and included in the Snap! Assets that would reasonably be expected to give rise to any Liability under any Environmental Law or result in costs arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which CNET and its Affiliates are, or to the knowledge of CNET and its Affiliates will be, named as a party is pending or, to the knowledge of CNET and its Affiliates, threatened, nor is CNET or any of its Affiliates the subject of any investigation in connection with any such proceeding or potential proceeding; (iv) there are no past or present conditions, circumstances, practices, plans, or legal requirements that to the knowledge of CNET and its Affiliates would be expected to prevent, or materially increase the burden on the Snap! Business of complying with applicable Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; and (v) CNET and its Affiliates have provided to NBC true and complete copies of all Environmental Reports relating to the Snap! Business in its possession or control.

          (o) ENTIRE BUSINESS. Except as set forth on SCHEDULE 4.2(o), the Snap! Assets, together with the rights granted by CNET to the LLC pursuant to the Implementing Agreements, constitute all of the properties, assets and other rights of CNET and its Affiliates used in or necessary for the conduct of the Snap! Business as currently conducted. On the Closing Date, subject to the provisions hereof, CNET and its Affiliates will transfer to the LLC, or make available to the LLC pursuant to the Implementing Agreements, all of the properties, assets and other rights used in or necessary for the conduct by the LLC of the Snap! Business as currently conducted by CNET and its Affiliates.

          (p) TAX MATTERS. All Tax Returns required to be filed by CNET or its Affiliates on or before the Closing Date with respect to the Snap! Business or its activities, properties or employees have been or shall be timely filed and all Taxes which are due or which may be claimed to be due with respect to the Snap! Business or its activities, properties or employees have been or shall be timely paid or accrued within the prescribed period, including any extension thereof. All such Tax Returns are complete and accurate in all material respects. There are no Liens upon any of the Snap! Assets in respect of Taxes except for Liens for current Taxes that are not yet due and payable. All Taxes required to be withheld by CNET or its Affiliates with respect to the Snap! Business or its activities, properties or employees have been withheld and paid over to the appropriate Tax Authority. Neither CNET nor any of its Affiliates (or any predecessor of CNET and its Affiliates) is a party to or has received any notice with respect to any proposed or pending action by any governmental authority for assessment or collection of Taxes with respect to the Snap! Business or its activities, properties or employees, nor is CNET or any of its Affiliates a party to any dispute or threatened dispute in which action or dispute an adverse determination reasonably could be expected to result in a foreclosure of the Snap! Assets and no such claim for assessment or collection of Taxes has been made upon CNET or any of its Affiliates. Neither CNET nor any of its Affiliates is a "foreign Person" within the meaning of section 1445 of the Code, and CNET and its Affiliates will furnish the LLC with an affidavit that satisfies the requirements of section 1445(b)(2) of the Code. For purposes of this Agreement, (i) the term "TAX" or "TAXES" shall mean all United States federal, state, provincial, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, net worth, intangible, privilege, business, license, transfer, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, (ii) the term "TAX RETURNS" shall mean any return (including any consolidated combined or unitary return), declaration, estimated, installment, report, claim for refund or information return or statement relating to Taxes which is required to be filed with the appropriate governmental agency, including any schedule or attachment thereto, and including any amendment thereof and (iii) the term "TAX AUTHORITY" shall mean any authority having jurisdiction over Taxes.

          (q) AFFILIATE TRANSACTIONS. Except as set forth in SCHEDULE 4.2(q), there are no agreements, arrangements, undertakings or other transactions between the Snap! Business and any other division or business of CNET or any Affiliate of CNET.

          (r) YEAR 2000 COMPLIANCE. Except as set forth in SCHEDULE 4.2(r), all the computer system and software owned or licensed by CNET or its Affiliates and used by the Snap! Business is able to accurately process data, including but not limited to calculating, comparing and sequencing from, into and between the twentieth century (through the year 1999), and year 2000 and the twenty-first century, including leap year calculations.

          (s) DISCLOSURE. Section 4.2 of this Agreement and the related Schedules hereto contain no untrue statement of any material fact nor omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties given by the parties in Article IV and in the certificates delivered pursuant to Article VI shall survive the Closing until the eighteen month anniversary of the Closing Date, at which time such representations and warranties will terminate, PROVIDED that the representations and warranties contained in Section 4.1(a) and (b) shall survive indefinitely and not terminate.

                                     ARTICLE V.

                                     COVENANTS

     5.1 FILINGS. As promptly as practicable after the date of this Agreement, each of the parties hereto shall make or cause to be made all filings and submissions under applicable laws and regulations, if any, as may be required for the consummation of the transactions contemplated by this Agreement. Each of the parties hereto and their respective Affiliates shall coordinate and cooperate in exchanging such information and providing such reasonable assistance as may be requested by either of them in connection with the filings and submissions contemplated by this Section 5.1.

     5.2 CONSENTS. Each of the parties hereto shall use their best efforts to obtain all necessary consents, approvals and waivers of all Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and all consents, approvals and waivers required under any contract, license or other agreement that constitutes (or but for the failure to obtain such consent, approval or waiver, would constitute) a Snap! Asset and to cause all other actions contemplated by SCHEDULE 5.2 to occur; in each case without the imposition of any condition or restriction that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or any adverse modification to the terms of any contract, license or other agreement or the incurrence of any additional obligations with respect thereof, in each case other than as set forth in SCHEDULE 5.2; PROVIDED, that notwithstanding anything to the contrary in this Agreement, no party nor any of their Affiliates shall be required to make any disposition, including, without limitation, any disposition of, or any agreement to hold separate, any subsidiary, asset or business, and no party hereto nor any of their Affiliates shall be required to make any payment of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely effect the economic benefits to such party of the transactions contemplated hereby and the Implementing Documents, taken as a whole or adversely effect any other business of such party or its Affiliates.

     5.3  CERTAIN TAX MATTERS.    (a)  CNET shall be responsible for and pay all
sales, transfer and similar Taxes arising from, or attributable or related to, the sale, transfer or assignment to LLC of any properties, assets or other rights pursuant to this Agreement.

          (b) Each of the parties hereto and the LLC shall provide each other and the LLC with (i) such assistance as may be reasonably requested in connection with the preparation of any Tax return, any audit, or any claim of refund or credit in respect of Taxes and (ii) any records or other information relevant to such Tax returns, audits, or claims.

     5.4 AGREEMENT TO COOPERATE; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings; PROVIDED, that notwithstanding anything to the contrary in this Agreement, no party nor any of their Affiliates shall be required to make any disposition, including, without limitation, any disposition of, or any agreement to hold separate, any subsidiary, asset or business, and no party hereto nor any of their Affiliates shall be required to make any payments of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely affect the economic benefits to such party of the transactions contemplated hereby and by the Implementing Agreements, taken as a whole or adversely effect any other business of such party or its Affiliates. In case at any time after the Closing Date any further action is necessary or desirable to transfer any of the Snap! Assets to the LLC (including obtaining any third party consents), to effect the assumption by the LLC of the Assumed Liabilities or otherwise to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto, of the LLC and their respective Affiliates shall execute such further documents (including assignments, acknowledgements and consents and other instruments of transfer) and shall take such further action as shall be necessary or desirable to effect such transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.

     5.5 FAILURE OF CONSENT. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any consent, approval or waiver is not obtained with respect to any transfer or assignment of Snap! Assets to the LLC as contemplated above, this Agreement shall not constitute a transfer or assignment of such Snap! Assets to the LLC. In each such case, the parties agree to cooperate with each other in any reasonable arrangement designed to provide for use of the Snap! Assets by the LLC. If and to the extent that such arrangement cannot be made, the LLC shall not have any obligation with respect to such transfer or assignment of such Snap! Assets.

     5.6  ACCESS TO INFORMATION.    (a)  From the date hereof to the Closing
Date, CNET shall afford the officers, employees, auditors and other agents of NBC, reasonable access during normal business hours to its officers, employees, properties, offices, plants and other facilities of the Snap! Assets and the Snap! Business and to the contracts, commitments, books and records relating to the Snap! Assets, the Assumed Liabilities and the Snap! Business, and shall furnish

NBC and such other Persons all such documents and such financial, operating and other data and information regarding the Snap! Assets that are in the possession of such party as NBC, through its officers, employees or agents may from time to time reasonably request.

          (b) NBC will hold, and will cause its officers, employees, auditors and other agents to hold, in confidence pursuant to the Confidentiality Agreement, dated May 4, 1998 between NBC and CNET, all documents and other information received pursuant to this Section 5.6.

     5.7 CONDUCT OF THE SNAP! BUSINESSES PENDING THE CLOSING DATE. CNET agrees that except with the prior written consent of NBC, and except as may be expressly permitted or contemplated by this Agreement or as set forth on
SCHEDULE 5.7, prior to the Closing Date CNET shall, and shall cause its Affiliates to, with respect to the Snap! Business, the Snap! Assets and the Assumed Liabilities:

          (a) operate the Snap! Business only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use its reasonable efforts to preserve its present business organization intact, keep available the services of its present employees, preserve its present business relationships and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Snap! Business;

          (b) maintain its inventory of supplies, parts and other materials and keep its books, accounts, files and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply with and perform in all material respects all laws and contractual and other obligations applicable to the Snap! Business, the Assets or the Assumed Liabilities;

          (c) maintain in full force and effect adequate insurance with respect to the Snap! Business, the Snap! Assets and the employees of the Snap! Business covering risks customarily insured by similar businesses;

          (d) not (i) enter into any contract, agreement or other commitment which involves aggregate consideration in excess of $25,000 except as set forth in SCHEDULE 5.7(d) and except for purchases and sales of inventories and advertising promotion in the ordinary course of business consistent with past practice, and CNET may add any such contract, agreement or other commitment to SCHEDULE 4.2(e) at any time prior to the Closing, or (ii) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

          (e) except as set forth on SCHEDULE 5.7(e) or as required by applicable law or to the extent required under existing employee benefit plans, agreements or arrangements as in effect on the date of this Agreement, not (i) increase the compensation or fringe benefits of any of the Snap! Business' officers or employees, except for increases, in the ordinary course of business, in salary or wages of employees who are not officers, (ii) except in the ordinary course of business grant any severance or termination pay, (iii) hire, except in the ordinary course of business, any new employees or consultants, or
(iv) enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any past or present officers or employees;

          (f) not (i) dispose of or abandon any of the Snap! Assets, other than the disposition of obsolete or worn-out equipment or machinery in the ordinary course of business, consistent with past practice, (ii) enter into or engage in any transaction with or for the benefit of any other division or business of CNET or any Affiliate of CNET except as contemplated by an existing agreement set forth in SCHEDULE 4.2(q) or (iii) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

          (g) not (i) permit or allow any of the Snap! Assets to become subject to any Liens, except for Permitted Liens, (ii) waive any material claims or rights relating to the Snap! Business or the Snap! Assets or (iii) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

          (h) not acquire or agree to acquire outside the ordinary course of business any assets that are material, individually or in the aggregate, to the Snap! Business, or make or agree to make any capital expenditures except for capital expenditures not in excess of $25,000 for any individual expenditure and $25,000 in the aggregate;

          (i) not transfer any rights of material value of the Snap! Business or modify or change in any material respect any existing license, lease, contract or other document relating to the operations of the Snap! Business, other than in the ordinary course of business consistent with past practice;

          (j) not change any material accounting principle that would affect the Balance Sheet;

          (k) not acquire or agree to acquire, by merging or consolidating the Snap! Business with, or by using any of the Snap! Assets to purchase a substantial portion of the stock or assets of, or by incurring a Liability which is an Assumed Liability, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (l) not pledge or otherwise use any Snap! Assets as collateral or security for any indebtedness of CNET or its Affiliates or any other Person other than liens arising in the ordinary course of business under existing agreements that are released prior to the Closing;

          (m) pay all trade payables, accrued expenses and payroll taxes in accordance with past practice and all applicable terms thereof and legal requirements; and

          (n) not authorize any of, or commit or agree to take any of, the foregoing actions.

     5.8 PUBLIC STATEMENTS. Before any party or any Affiliate of such party shall release any information concerning this Agreement or the matters contemplated hereby which is intended for or may result in public dissemination thereof, they shall cooperate with the other parties, shall furnish drafts of all documents or proposed oral statements to the other parties, provide the other parties the opportunity to review and comment upon any such documents or statements and shall not release or permit release of any such information without the consent of the other parties, except to the extent required by applicable law or the rules of any securities exchange or automated quotation system on which its securities or those of its Affiliate are traded.

     5.9  NO SOLICITATION.    (a)  Neither CNET nor any of its Affiliates will,
directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations, understandings, arrangements or agreements relating to the merger or amalgamation of CNET (unless such merger or amalgamation, as proposed, contemplates that the surviving entity would comply with CNET's obligations under this Agreement) with, or the direct or indirect disposition of a significant amount of the Snap! Assets or the Snap! Business to, any Person other than NBC or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. In the event that CNET or any of its Affiliates receives any inquiry, proposal or offer for the acquisition of a significant amount of the Snap! Assets or the Snap! Business, or obtains information that such an inquiry, offer or proposal is likely to be made, CNET will provide NBC with notice thereof as soon as practical after receipt thereof, including the identity of the prospective purchaser or soliciting party (if, but only if, such inquiry, proposal or offer is received after an initial press release has been issued by the parties with respect to the transactions contemplated by this Agreement) and the proposed terms of the transaction.

          (b) Neither NBC nor any of its subsidiaries will, directly, or indirectly, make any inquiries or proposals or enter into or continue any discussions, negotiations, understandings, arrangements or agreements relating to the acquisition by NBC or any of its subsidiaries of all or a substantial portion of the assets of or equity interest in a Snap Competitor (as defined in the Preferred Carriage Agreement). In the event that NBC or any of its subsidiaries receives any inquiry, proposal or offer for such an acquisition by NBC or any of its subsidiaries, or obtains information that such an inquiry, offer or proposal is likely to be made, NBC will provide CNET with notice thereof as soon as practical after receipt thereof, including the identity of the prospective seller or soliciting party (if, but only if, such inquiry, proposal or offer is received after an initial press release has been issued by the parties with respect to the transactions contemplated by this Agreement) and the proposed terms of the transaction.

          (c) The parties acknowledge that there may be no adequate remedy at law for a breach of Section 5.9 and that money damages may not be an adequate remedy for breach of such Section. Therefore, the parties agree that NBC and CNET each shall have the right, in addition to any other rights it may have, to injunctive relief and specific performance of Section 5.9 in the event of any breach of this Section. The remedy set forth in the preceding two sentences is cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

     5.10 EMPLOYEES UNIT OPTION PLAN. At Closing, the LLC will adopt a unit option plan in form and substance reasonably acceptable to each of CNET and NBC which qualifies as a non-variable employee stock or unit option plan under GAAP. The parties will amend the LLC Agreement to the extent necessary (if any) to reflect the terms of such unit option plan.

     5.11 RELEASE OF LIENS.  CNET agrees to cause the Liens set forth on
Schedule 4.2(b)(i) to be released at no expense to the LLC within thirty (30) days of receipt of written notice from the LLC requesting the release of such Liens, which notice may be given by the LLC at any time after the Closing. CNET agrees not to permit any seizure, sale, foreclosure or similar action to occur as a result of such Liens with respect to any of the Snap! Assets securing such Liens.

                                    ARTICLE VI.

                          CONDITIONS PRECEDENT TO CLOSING

     6.1 CONDITIONS TO EACH PARTY'S CLOSING OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or prior to the Closing Date:

          (a) No statute, rule, regulation, executive order, decree, or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any state, federal or foreign court of competent jurisdiction or governmental authority which prohibits consummation of the transactions contemplated by this Agreement and the Implementing Agreements, whether temporary, preliminary or permanent; PROVIDED, HOWEVER, that the parties hereto shall use their reasonable commercial efforts to have such order, decree or injunction vacated; and

          (b) all orders, consents and approvals of Governmental Authorities legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect.

     6.2 CONDITIONS TO THE CLOSING OBLIGATIONS OF NBC. The obligations of NBC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following additional conditions:

          (a) CNET shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of CNET set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty specifically speaks to a specified date, in which case such representation or warranty shall have been true and correct as of such date and NBC shall have received a certificate to such effect dated the Closing Date signed on behalf of CNET by an executive officer thereof;

          (b) the LLC shall have all intellectual property rights necessary to conduct the Snap! Business, except for such rights the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

          (c) the consents set forth on SCHEDULE 6.2(c) hereof shall have been obtained.

     6.3 CONDITIONS TO THE CLOSING OBLIGATION OF CNET. The obligation of CNET to consummate the transactions contemplated by this Agreement shall be subject to the additional conditions that NBC shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of NBC set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty specifically speaks to a specified date, in which case such representation or warranty shall have been true and correct as of such date and CNET shall have received a certificate to such effect dated the Closing Date signed on behalf of NBC by an executive officer thereof.

                                    ARTICLE VII.

                                    TERMINATION

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

          (a)       the mutual written consent of CNET and NBC;

          (b) either CNET or NBC if (i) any Governmental Authority, the consent of which is a condition to the obligations of each party hereto to consummate the transactions contemplated hereby, shall have determined not to grant its consent (or imposes material conditions with respect thereto such that the condition precedent set forth in Section 6.1(c) is incapable of being satisfied) and all appeals of such determination shall have been taken and have been unsuccessful; or (ii) any court of competent jurisdiction in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable;

          (c) NBC if there has been a material breach by CNET of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten days following receipt by CNET of notice of such breach;

          (d) CNET if there has been a material breach by NBC of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten days following receipt by NBC of notice of such breach; or

          (e) by either CNET or NBC by written notice to the other on or after July 15, 1998 if the Closing has not occurred prior to receipt of such notice.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void (except this Section 7.2, and Sections 2.4(c), 5.6(b), 5.8 and Section 9 hereof, which shall survive the termination) and there shall be no liability on the part of any parties or their respective officers or directors except for any breach of any of its obligations under Sections 2.4(c), 5.6(b) and 5.8 hereof. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

                                   ARTICLE VIII.

                                  INDEMNIFICATION

     8.1 INDEMNIFICATION BY CNET. From and after the Closing Date, CNET shall indemnify and hold harmless each of (w) NBC and the LLC, (x) each of NBC's or the LLC's Affiliates, (y) each of the foregoing's respective directors, officers, employees and agents and (z) each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all damages, claims, losses, expenses, costs, obligations and Liabilities including, without limiting the generality of the foregoing, Liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "LOSSES AND EXPENSES") suffered or incurred by any such indemnified Person arising from, relating to or otherwise in respect of, (i) any breach of, or inaccuracy in, any representation or warranty of CNET contained in this Agreement or in the certificates delivered by CNET pursuant to Sections 6.2 of this Agreement; (ii) any breach of any covenant of CNET contained in this Agreement; (iii) any Retained Liabilities; (iv) any Permitted Liens outstanding as of the Closing to the extent such Permitted Liens relate to Retained Liabilities or (v) the matters set forth on SCHEDULE 8.1 hereto.

     8.2 INDEMNIFICATION BY NBC. From and after the Closing Date, NBC shall indemnify and hold harmless each of (w) CNET and the LLC, (x) each of CNET's or the LLC's Affiliates, (y) each of the foregoing's respective directors, officers, employees and agents and (z) each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses and Expenses suffered or incurred by any such indemnified Person arising from, relating to or otherwise in respect of, (i) any breach of, or inaccuracy in, any representation or warranty of NBC contained in this Agreement or in the certificates delivered by NBC pursuant to Section 6.3 of this Agreement; (ii) any breach of any covenant of NBC contained in this Agreement.

     8.3 INDEMNIFICATION BY THE LLC. From and after the Closing Date, the LLC shall indemnify and hold harmless each of (w) NBC and CNET, (x) each of NBC's and CNET's Affiliates, (y) each of the foregoing's respective directors, officers, employees and agents and (z) each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses and Expenses suffered or incurred by any such indemnified Person arising from, relating to or otherwise in respect of any Assumed Liabilities.

     8.4 THIRD-PARTY CLAIMS. If a Claim by a third party is made against an indemnified Person hereunder, and if such indemnified Person intends to seek indemnity with respect thereto under this Article, such indemnified Person shall promptly notify the indemnifying Person in writing of such Claims setting forth such Claims in reasonable detail, provided that failure of such indemnified Person to give prompt notice as provided herein shall not relieve the indemnifying Person of any of its obligations hereunder, except to the extent that the indemnifying Person is materially prejudiced by such failure. The indemnifying Person shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing, subject to the reasonable approval of such indemnified Person, and at its own expense, the settlement or defense thereof, and the indemnified Person shall cooperate with it in connection therewith; PROVIDED, HOWEVER, that the indemnified Person may participate in such settlement or defense through counsel chosen by such indemnified Person, provided that the fees and expenses of such counsel shall be borne by such indemnified Person. If the indemnifying Person shall assume the defense of a Claim, it shall not settle such Claim without the prior written consent of the indemnified Person, unless (i) such settlement includes as an unconditional term thereof the giving by the claimant of a release of the indemnified Person from all Liability with respect to such Claim or (ii) such settlement does not involve the imposition of equitable remedies or the imposition of any material obligations on such indemnified Person other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying Person shall assume the defense of a claim, the fees of any separate counsel retained by the indemnified Person shall be borne by such indemnified Person unless there exists a material conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the indemnified Person shall be entitled to retain one law firm as its separate counsel, the reasonable fees and expenses of which shall be reimbursed by the indemnifying Person. If the indemnifying Person does not notify the indemnified Person within twenty (20) days after the receipt of the indemnified Person's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified Person shall have the right to contest, settle or compromise the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     8.5 TERMINATION OF INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES. The obligations to indemnify and hold harmless a party hereto pursuant to Sections 8.1(i), 8.2(i) and 8.3(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 4.3; PROVIDED HOWEVER, that such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.

     8.6 LIMITATIONS ON INDEMNITY OBLIGATIONS. Notwithstanding any contrary provision of this Agreement, CNET (a) will not be obligated to indemnify or hold harmless any Person under clause (i) of Section 8.1 unless the aggregate Losses and Expenses suffered or incurred by all indemnified Persons arising from, relating to or otherwise in respect of all matters for which indemnification is available under such clause (i) (without giving effect to this Section 8.6) exceeds $500,000, in which event CNET will only be liable for the amount of such excess and (b) the maximum liability of CNET pursuant to clause (i) of Section
8.1 is $10,000,000, PROVIDED that clauses (a) and (b) of this sentence will not apply to any breach of Section 4.1(a), 4.1(b), 4.1(d),

4.2(o) or 4.2(p). The indemnification obligations under this Article VIII constitute the sole and exclusive remedy of each party for any breach of, or inaccuracy in, any representation or warranty of another party contained in this Agreement or in any certificate delivered pursuant hereto.


                                    ARTICLE IX.

                                 GENERAL PROVISIONS

     9.1 NOTICES. Any notice in connection with this Agreement shall be in writing and shall be delivered by air courier or by facsimile at the addresses or facsimile numbers given below. If notice is given by: (a) air courier, notice shall be deemed given when recorded on the records on the air courier as received by the receiving party; or (b) facsimile, notice shall be deemed given upon transmission, if on a business day and during business hours in the country of receipt; otherwise, notice shall be deemed to have been given at 9:00 A.M. on the next Business Day in the country of receipt.

If to NBC:

          National Broadcasting Company, Inc.
          30 Rockefeller Plaza
          New York, New York 10112
          Attn.:  Marty Yudkovitz, President Interactive Media
          Facsimile:  (212) 664-5561

with a copy to:

          National Broadcasting Company, Inc.
          30 Rockefeller Plaza
          New York, New York 10112
          Attn.:  Richard Cotton, Executive Vice President & General Counsel
          Facsimile:  (212) 664-2648

If to CNET:

          CNET, Inc.
          150 Chestnut Street
          San Francisco, CA  94111
          Attn.:  Halsey M. Minor
          Facsimile:  (415) 395-9330

with a copy to:

          Hughes & Luce, L.L.P.
          1717 Main Street, Suite 2800
          Dallas, TX  75201

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

          Attn.:  Jon L. Mosle
          Facsimile:  (214) 939-5849

If to the LLC:

          Snap! LLC
          150 Chestnut Street
          San Francisco, CA  94111
          Attn.:  Chief Financial Officer

     9.2 INTEGRATION; AMENDMENTS. This Agreement (including the schedules and exhibits hereto) contains the entire agreement of the parties with regard to the matters contained herein and may not be amended or modified except in a writing signed by all parties hereto.

     9.3 NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. The parties' respective rights and obligations hereunder may not be assigned, transferred, pledged, or encumbered, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily or by operation of law, without the prior written consent of the other parties, provided that the foregoing shall not apply to any assignment by operation of law to any successor Person in any merger or consolidations, PROVIDED, that NBC may assign, in whole or in part, any of its rights and obligations hereunder and under the Implementing Agreements to one or more of its Affiliates without the consent of the other parties hereto, but NBC will remain liable for its obligations hereunder and under each Implementing Document to which it is contemplated to be a party. Subject to the preceding sentence, this Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

     9.4  GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND ALL COLLATERAL MATTERS RELATING HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          (b)       Each of the parties hereby irrevocably and unconditionally:

          (i) submits for itself and its property in any legal action or proceeding relating to this agreement, to the non-exclusive general jurisdiction of the Courts of the State of New York in New York County, the Courts of the United States of America for the Southern District of New York in New York County, and appellate courts from any thereof;

          (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

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          (iii)     agrees that service of process in any such action or
     proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in
     Section 9.1 or at such other address of which the other party shall have been notified pursuant thereto;

          (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in paragraph (i) hereof is not available despite the intentions of the parties hereto; and

          (v) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or any Implementing Agreement, or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising, to which the parties are party. This waiver is informed and freely made.

     9.5 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

     9.6 COUNTERPARTS. This Agreement may be executed by one or any of the parties to the Agreement on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     9.7 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.8 EXPENSES. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs.

     9.9 THE LLC. Promptly following the formation of the LLC, CNET and NBC shall cause the LLC to become a party to this Agreement by executing and delivering a copy hereof. This Agreement is a binding obligation on CNET and NBC notwithstanding that the LLC has not executed this Agreement as of the date hereof.

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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

                                   NATIONAL BROADCASTING COMPANY, INC.


                                   By: /s/ Thomas Rogers
                                   Name:   Thomas Rogers
                                   Title:  Executive Vice President


                                   CNET, INC.


                                   By:  /s/ Halsey Minor
                                   Name:    Halsey Minor
                                   Title:   Chairman, President, and
                                            Chief Executive Officer


                                   SNAP! LLC


                                   By: /s/ Martin Yudkovitz
                                   Name:   Martin Yudkovitz
                                   Title:  President

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

                                      SCHEDULES
Schedule 2.1(a)               Non-Exclusive Assets
Schedule 2.1(a)(i)            Intellectual Property
Schedule 2.1(a)(ii)           Assumed Contracts
Schedule 2.1(a)(iv)           Leaseholds
Schedule 2.1(a)(v)            Equipment
Schedule 4.1(c)               No Government Approvals; No Conflicts
Schedule 4.2(a)(i)(A)         Year-End Financial Statements
Schedule 4.2(a)(i)(B)         Interim Financial Statements
Schedule 4.2(b)(i)            Liens
Schedule 4.2(d)               Licenses
Schedule 4.2(e)               Contracts
Schedule 4.2(f)               Real Property
Schedule 4.2(g)               Legal Proceedings
Schedule 4.2(h)               Insurance
Schedule 4.2(i)               Labor
Schedule 4.2(j)               Receivables
Schedule 4.2(k)               Conduct of Business
Schedule 4.2(l)               Employee Benefits
Schedule 4.2(m)               Absence of Certain Changes
Schedule 4.2(n)               Environmental Matters
Schedule 4.2(o)               Entire Business
Schedule 4.2(q)               Affiliate Transactions
Schedule 4.2(r)               Year 2000 Compliance
Schedule 5.2                  Required Actions Related to Contracts
Schedule 5.7                  Conduct of Business
Schedule 5.7(d)               Conduct of Business - Certain Contracts
Schedule 5.7(e)               Conduct of Business - Benefits
Schedule 6.2(c)               Required Consents
Schedule 8.1                  Certain Indemnities

                                      EXHIBITS

Exhibit 1.1                   LLC Agreement
Exhibit 3.2(b)                Form of Transition and Technology Agreement
Exhibit 3.2(c)                Form of Preferred Carriage Agreement

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